EXHIBIT 99.1

FOR IMMEDIATE RELEASE – JUNE 10, 2008

Tracy, California

Service 1st Bancorp Announces Postponement of Annual Meeting

Service 1st Bancorp (the “Company”, OTCBB:SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., announced postponement of its 2008 Annual Meeting of Shareholders as a result of the previously announced proposed merger transaction with Central Valley Community Bancorp.

“The Company’s 2008 Annual Meeting of Shareholders has been postponed in view of the fact that a special meeting of shareholders will be scheduled for the Company’s shareholders to consider and vote upon the principal terms of the proposed merger transaction between the Company and Central Valley Community Bancorp. It is currently anticipated that the special meeting will be scheduled for the third quarter of 2008,” said John O. Brooks, Chairman and Chief Executive Officer of the Company.

About Service 1st Bank and Charter Services Group, Inc.

Service 1st Bank operates three full service branch offices in Lodi, Stockton, and Tracy. Charter Services Group, Inc. operates from an office in Lodi.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Merger Transaction

The proposed transaction will be submitted to Central Valley Community Bancorp and Service 1st Bancorp shareholders for their consideration, and Central Valley Community Bancorp and Service 1st Bancorp will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from Central Valley Community Bancorp and Service 1st Bancorp.

Contact Information

John Brooks
Chairman & Chief Executive Officer
Service 1st Bancorp and Service 1st Bank
(209) 820-7953
jbrooks@service1stbank.com